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                                                                    EXHIBIT 23.3

                        [PEAT MARWICK LLP LETTERHEAD]


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
International Home Foods, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of International Home Foods, Inc. of our report dated April 11, 1997, relating to the consolidated balance sheets of Bumble Bee Seafoods, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and accumulated deficit, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the registration statement (No. 333-36249) on Form S-1 of International Home Foods, Inc.

Our report dated April 11, 1997, contains an explanatory paragraph that states that the Company's notes payable and subordinated note payable were due and payable in May 1996 and nonpayment has constituted events of default. The Company does not currently have funds to retire these obligations. Such conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                       /s/KPMG PEAT MARWICK LLP

San Diego, California
December 22, 1997